Exhibit 99.1

Porter Bancorp Reports 3rd Quarter 2017 Net Income of $1.7 million or $0.29 per Diluted Share

LOUISVILLE, Ky.--(BUSINESS WIRE)--October 25, 2017--Porter Bancorp, Inc. (NASDAQ: PBIB) (“the Company”), parent company of PBI Bank, today reported unaudited results for the third quarter of 2017. Net income available to common shareholders for the third quarter of 2017 was $1.7 million, or $0.29 per basic and diluted common share, compared with $1.3 million, or $0.22 per basic and diluted share, for the third quarter of 2016. Net income available to common shareholders for the nine months ended September 30, 2017, was $5.1 million, or $0.83 per diluted common share, compared with net income available to common shareholders of $3.8 million, or $0.66 per diluted share, for the nine months ended September 30, 2016.

The $5.1 million in net income for the first nine months of 2017 compares favorably to net income of $3.8 million for the 2016 period. Core earnings for the nine months ended September 30, 2017, outperformed the same period in 2016. The first nine months of 2016 benefitted from $1.9 million in negative loan loss provisioning, $451,000 of other real estate owned income, and $187,000 in gains on securities sales and calls.

Deferred Tax Asset Valuation Allowance – The Company has a net deferred tax asset of $51.9 million subject to a full valuation allowance at September 30, 2017. Our ability to utilize deferred tax assets depends upon generating sufficient future levels of taxable income. The determination to restore a deferred tax asset and eliminate a valuation allowance depends upon the evaluation of both positive and negative evidence regarding the likelihood of achieving sufficient future taxable income levels. A key element of the evaluation is the achievement of pre-tax net income rather than pre-tax net loss on a cumulative basis for the trailing three-year period. At September 30, 2017, our trailing three-year cumulative pre-tax net loss has declined to $762,000. We continue to monitor and evaluate the positive and negative evidence and will reverse the valuation allowance when we determine it is more-likely-than-not the asset will be utilized to reduce future taxes payable related to the future taxable income of the Company.

Net Interest Income – Net interest income before provision expense increased to $7.8 million for the third quarter of 2017, compared with $7.5 million in the third quarter of 2016. Average loans increased to $669.6 million for the 2017 quarter, compared with $626.1 million in the 2016 quarter. Net interest margin decreased to 3.44% in the 2017 quarter, compared with 3.47% in the 2016 quarter.

Our yield on earning assets increased to 4.16% in the third quarter of 2017, compared to 4.15% in the third quarter of 2016. Our cost of interest bearing liabilities was 0.85% in the 2017 quarter, compared to 0.78% in the 2016 quarter.

Loan Loss Provision and Allowance for Loan Losses – There was no provision for loan losses during the first nine months of 2017. Ongoing improvements in asset quality and management’s assessment of risk in the loan portfolio led to negative provisions for loan losses of $750,000 for the third quarter of 2016 and $1.9 million for the first nine months of 2016.

The allowance for loan losses to total loans was 1.32% at September 30, 2017, compared to 1.53% at September 30, 2016. The reduced level of the allowance in 2017 compared to 2016 was primarily driven by declining charge-off levels, growth in the portfolio, and improving trends in credit quality. Net loan recoveries were $10,000 for the first nine months of 2017, compared to net loan charge-offs of $652,000 for the first nine months of 2016. The allowance for loan losses for loans evaluated collectively for impairment was 1.27% at September 30, 2017, and 1.51% at September 30, 2016.

Non-performing Assets – Non-performing assets, which include loans past due 90 days and still accruing, nonaccrual loans and other real estate owned (“OREO”), decreased to $12.1 million, or 1.26% of total assets at September 30, 2017, compared with $12.8 million, or 1.34% of total assets at June 30, 2017, and $17.2 million, or 1.88% of total assets at September 30, 2016.

Non-performing loans decreased to $5.8 million, or 0.85% of total loans at September 30, 2017, compared with $6.5 million, or 0.99% of total loans at June 30, 2017, and $10.1 million, or 1.62% of total loans at September 30, 2016. The decrease from the previous quarter was primarily driven by $1.1 million in principal payments received on nonaccrual loans. OREO at September 30, 2017, remained unchanged at $6.3 million, compared with June 30, 2017, and decreased from $7.1 million at September 30, 2016. The Company acquired $130,000 in OREO and sold $30,000 in OREO during the third quarter of 2017. There were $98,000 in fair value write-downs arising from lower marketing prices or new appraisals in the first nine months of 2017, compared with $970,000 in the first nine months of 2016.

The following table details past due loans and non-performing assets as of the dates shown.

	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016
	(in thousands)
Past due loans:
30 – 59 days	$872	$1,328	$972	$2,302	$2,335
60 – 89 days	612	765	289	315	273
90 days or more	—	—	—	—	—
Nonaccrual loans	5,769	6,509	8,102	9,216	10,099
Total past due and nonaccrual loans	$7,253	$8,602	$9,363	$11,833	$12,707

Loans past due 90 days or more	$—	$—	$—	$—	$—
Nonaccrual loans	5,769	6,509	8,102	9,216	10,099
OREO	6,330	6,318	6,571	6,821	7,098
Other repossessed assets	—	—	—	—	—
Total non-performing Assets	$12,099	$12,827	$14,673	$16,037	$17,197

In addition to nonaccrual loans and OREO, loans classified as Troubled Debt Restructures (TDRs) and on accrual totaled $1.2 million at both September 30, 2017 and June 30, 2017, compared to $6.1 million at September 30, 2016.

Non-interest Income – Non-interest income for the third quarter of 2017 increased $77,000 to $1.2 million compared with $1.1 million for the third quarter of 2016. The increase from the third quarter of 2016 was primarily due to a $48,000 increase in service charges on deposit accounts as well as an increase in bank card interchange fees of $31,000.

Non-interest Expense – Non-interest expense decreased $745,000 to $7.2 million for the third quarter of 2017, compared with $7.9 million for the third quarter of 2016. The decrease from the 2016 quarter was primarily due to a reduction in salaries and employee benefits of approximately $262,000, a reduction of OREO expense of $211,000, and a reduction of litigation and loan collection expenses of $144,000.

Non-interest expense decreased $2.6 million to $21.3 million for the first nine months of 2017, compared with $23.9 million for the same period in 2016. The decrease from the first nine months of 2016 was primarily due to reductions in OREO expense of $1.2 million, professional fees of $475,000, litigation and loan collection expenses of $454,000, and FDIC insurance expense of $403,000.

Capital – At September 30, 2017, PBI Bank’s Tier 1 leverage ratio was 7.73%, compared with 7.54% at June 30, 2017, and its Total risk-based capital ratio was 11.10% at September 30, 2017, compared with 11.50% at June 30, 2017.

At September 30, 2017, Porter Bancorp’s leverage ratio was 5.85%, compared with 5.65% at June 30, 2017, and its Total risk-based capital ratio was 10.05%, compared with 10.44% at June 30, 2017. At September 30, 2017, PBI Bank’s Common equity Tier I risk-based capital ratio was 9.66%, and Porter Bancorp’s Common equity Tier I risk-based capital ratio was 5.49%.

Deferred Tax Assets and Liabilities – The Company has a net deferred tax asset of $51.9 million at September 30, 2017, which is currently subject to a 100% valuation allowance. Deferred tax assets and liabilities are shown below.

	September 30,	December 31,
	2017	2016
	(in thousands)
Deferred tax assets:
Net operating loss carry-forward	$43,515	$42,094
Allowance for loan losses	3,142	3,139
Other real estate owned write-down	3,401	3,366
Other	3,253	7,607
	53,311	56,206

Deferred tax liabilities:
FHLB stock dividends	928	928
Other	481	1,229
	1,409	2,157
Net deferred tax assets before valuation allowance	51,902	54,049
Valuation allowance	(51,902)	(54,049)
Net deferred tax asset	$—	$—

Our ability to utilize deferred tax assets depends upon generating sufficient future levels of taxable income. The determination to restore a deferred tax asset and eliminate a valuation allowance depends upon the evaluation of both positive and negative evidence regarding the likelihood of achieving sufficient future taxable income levels. We established a valuation allowance for all deferred tax assets as of December 31, 2011, and the valuation allowance remains in effect as of September 30, 2017.

Under Section 382 of the Internal Revenue Code, as amended (“Section 382”), the Company’s net operating loss carryforwards (“NOLs”) and other deferred tax assets can generally be used to offset future taxable income and therefore reduce federal income tax obligations. However, the Company's ability to use its NOLs would be limited if there was an “ownership change” as defined by Section 382. This would occur if shareholders owning (or deemed to own under the tax rules) 5% or more of the Company's voting and non-voting common shares increase their aggregate ownership of the Company by more than 50 percentage points over a defined period of time.

In 2015, the Company took two measures to preserve the value of its NOLs. First, we adopted a tax benefits preservation plan designed to reduce the likelihood of an “ownership change” occurring as a result of purchases and sales of the Company's common shares. Any shareholder or group that acquires beneficial ownership of 5% or more of the Company (an “acquiring person”) could be subject to significant dilution in its holdings if the Company's Board of Directors does not approve such acquisition. Existing shareholders holding 5% or more of the Company will not be considered acquiring persons unless they acquire additional shares, subject to certain exceptions described in the plan. In addition, the Board of Directors has the discretion to exempt certain transactions and certain persons whose acquisition of securities is determined by the Board not to jeopardize the Company's deferred tax assets. The rights will expire upon the earlier of (i) June 29, 2018, (ii) the beginning of a taxable year with respect to which the Board of Directors determines that no tax benefits may be carried forward, (iii) the repeal or amendment of Section 382 or any successor statute, if the Board of Directors determines that the plan is no longer needed to preserve the tax benefits, and (iv) certain other events as described in the plan.

On September 23, 2015, our shareholders approved an amendment to the Company’s articles of incorporation to further help protect the long-term value of the Company’s NOLs. The amendment provides a means to block transfers of our common shares that could result in an ownership change under Section 382. The transfer restrictions will expire on the earlier of (i) September 23, 2018, (ii) the beginning of a taxable year with respect to which the Board of Directors determines that no tax benefit may be carried forward, (iii) the repeal of Section 382 or any successor statute if our Board determines that the transfer restrictions are no longer needed to preserve the tax benefits of our NOLs, or (iv) such date as the Board otherwise determines that the transfer restrictions are no longer necessary.

Forward-Looking Statements

Statements in this press release relating to Porter Bancorp’s plans, objectives, expectations or future performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “may,” “should,” “anticipate,” “estimate,” “expect,” “intend,” “objective,” “possible,” “seek,” “plan,” “strive” or similar words, or negatives of these words, identify forward-looking statements. These forward-looking statements are based on management’s current expectations. Porter Bancorp’s actual results in future periods may differ materially from those indicated by forward-looking statements due to various risks and uncertainties, including our ability to reduce our level of higher risk loans such as commercial real estate and real estate development loans, reduce our level of non-performing loans and other real estate owned, and increase net interest income in a low interest rate environment, as well as our need to increase capital. These and other risks and uncertainties are described in greater detail under “Risk Factors” in the Company’s Form 10-K and subsequent periodic reports filed with the Securities and Exchange Commission. The forward-looking statements in this press release are made as of the date of the release and Porter Bancorp does not assume any responsibility to update these statements.

Additional Information

Unaudited supplemental financial information for the third quarter ending September 30, 2017, follows.

PORTER BANCORP, INC. Unaudited Financial Information (in thousands, except share and per share data)

	Three	Three	Three	Nine	Nine
	Months	Months	Months	Months	Months
	Ended	Ended	Ended	Ended	Ended
	9/30/17	6/30/17	9/30/16	9/30/17	9/30/16

Income Statement Data
Interest income	$9,446	$9,134	$8,931	$27,805	$26,821
Interest expense	1,659	1,546	1,473	4,689	4,516
Net interest income	7,787	7,588	7,458	23,116	22,305
Provision (negative provision) for loan losses	—	—	(750)	—	(1,900)
Net interest income after provision	7,787	7,588	8,208	23,116	24,205

Service charges on deposit accounts	568	548	520	1,617	1,422
Bank card interchange fees	245	255	214	713	637
Other real estate owned income	—	—	46	—	451
Bank owned life insurance income	103	104	101	309	316
Gain (loss) on sales and calls of securities, net	—	(5)	(16)	(5)	187
Other	266	205	240	723	635
Non-interest income	1,182	1,107	1,105	3,357	3,648

Salaries & employee benefits	3,683	3,803	3,945	11,433	11,624
Occupancy and equipment	836	844	842	2,501	2,504
Professional fees	232	241	374	776	1,251
Marketing expense	364	262	289	880	706
FDIC insurance	356	357	442	1,055	1,458
Data processing expense	321	318	295	931	887
State franchise and deposit tax	225	225	255	675	765
Other real estate owned expense	111	(3)	322	92	1,284
Litigation and loan collection expense	78	40	222	121	575
Other	969	899	934	2,826	2,893
Non-interest expense	7,175	6,986	7,920	21,290	23,947

Income before income taxes	1,794	1,709	1,393	5,183	3,906
Income tax expense	—	—	—	—	21
Net income	1,794	1,709	1,393	5,183	3,885
Less:
Earnings allocated to participating securities	45	42	46	133	129
Net income available to common	$1,749	$1,667	$1,347	$5,050	$3,756

Weighted average shares – Basic	6,102,452	6,096,981	6,016,216	6,084,593	5,702,205
Weighted average shares – Diluted	6,102,452	6,096,981	6,016,216	6,084,593	5,702,205

Basic earnings per common share	$0.29	$0.27	$0.22	$0.83	$0.66
Diluted earnings per common share	$0.29	$0.27	$0.22	$0.83	$0.66
Cash dividends declared per common share	$0.00	$0.00	$0.00	$0.00	$0.00

PORTER BANCORP, INC. Unaudited Financial Information (in thousands, except share and per share data)

	Three	Three	Three	Nine	Nine
	Months	Months	Months	Months	Months
	Ended	Ended	Ended	Ended	Ended
	9/30/17	6/30/17	9/30/16	9/30/17	9/30/16

Average Balance Sheet Data
Assets	$951,687	$941,982	$917,625	$943,813	$930,288
Loans	669,592	654,801	626,095	657,980	621,824
Earning assets	907,723	899,393	864,307	899,859	874,185
Deposits	870,623	870,138	839,926	864,835	854,580
Long-term debt and advances	36,046	29,759	27,270	33,921	27,649
Interest bearing liabilities	777,597	773,301	748,585	772,824	764,852
Stockholders’ equity	39,159	37,018	42,170	36,656	38,324

Performance Ratios
Return on average assets	0.75%	0.73%	0.60%	0.73%	0.56%
Return on average equity	18.18	18.52	13.14	18.90	13.54
Yield on average earning assets (tax equivalent)	4.16	4.11	4.15	4.17	4.14
Cost of interest bearing liabilities	0.85	0.80	0.78	0.81	0.79
Net interest margin (tax equivalent)	3.44	3.42	3.47	3.47	3.45
Efficiency ratio	80.00	80.30	92.32	80.41	92.94

Loan Charge-off Data
Loans charged-off	$(67)	$(307)	$(405)	$(700)	$(2,082)
Recoveries	159	226	540	710	1,430
Net recoveries (charge-offs)	$92	$(81)	$135	$10	$(652)

Nonaccrual Loan Activity
Nonaccrual loans at beginning of period	$6,509	$8,102	$11,599	$9,216	$14,087
Net principal pay-downs	(1,068)	(1,944)	(592)	(4,464)	(4,035)
Charge-offs	(57)	(242)	(303)	(528)	(1,291)
Loans foreclosed and transferred to OREO	(130)	(40)	(667)	(270)	(1,243)
Loans returned to accrual status	—	(63)	(402)	(199)	(751)
Loans placed on nonaccrual during the period	515	696	464	2,014	3,332
Nonaccrual loans at end of period	$5,769	$6,509	$10,099	$5,769	$10,099

Troubled Debt Restructurings (TDRs)
Accruing	$1,226	$1,235	$6,114	$1,226	$6,114
Nonaccrual	1,932	1,967	3,379	1,932	3,379
Total	$3,158	$3,202	$9,493	$3,158	$9,493

Other Real Estate Owned (OREO) Activity
OREO at beginning of period	$6,318	$6,571	$12,322	$6,821	$19,214
Real estate acquired	130	40	667	270	1,243
Valuation adjustment write-downs	(98)	—	(320)	(98)	(970)
Proceeds from sales of properties	(30)	(320)	(5,623)	(738)	(12,610)
Gain (loss) on sales, net	10	27	52	75	221
OREO at end of period	$6,330	$6,318	$7,098	$6,330	$7,098

PORTER BANCORP, INC. Unaudited Financial Information (in thousands, except share and per share data)

	As of
	9/30/17	6/30/17	3/31/17	12/31/16	9/30/16

Assets
Loans	$682,511	$654,938	$664,183	$639,236	$621,697
Allowance for loan losses	(8,977)	(8,885)	(8,966)	(8,967)	(9,489)
Net loans	673,534	646,053	655,217	630,269	612,208
Loans held for sale	—	—	—	—	134
Securities held to maturity	41,424	41,635	41,752	41,818	41,883
Securities available for sale	149,797	154,993	156,001	152,790	142,433
Federal funds sold & interest bearing deposits	37,812	51,413	32,329	56,867	57,578
Cash and due from financial institutions	9,557	9,297	5,456	9,449	6,266
Premises and equipment	16,975	17,164	17,687	17,848	18,481
Bank owned life insurance	15,131	15,033	14,935	14,838	14,741
FHLB Stock	7,323	7,323	7,323	7,323	7,323
Other real estate owned	6,330	6,318	6,571	6,821	7,098
Accrued interest receivable and other assets	5,082	5,228	5,083	7,154	7,135
Total Assets	$962,965	$954,457	$942,354	$945,177	$915,280

Liabilities and Equity
Certificates of deposit	$445,577	$458,068	$470,029	$444,639	$454,742
Interest checking	94,523	97,169	104,811	103,876	88,386
Money market	156,905	153,700	122,434	142,497	140,995
Savings	35,946	36,363	36,380	34,518	33,816
Total interest bearing deposits	732,951	745,300	733,654	725,530	717,939
Demand deposits	133,896	129,518	127,049	124,395	119,005
Total deposits	866,847	874,818	860,703	849,925	836,944
FHLB advances	16,847	2,158	17,313	22,458	2,619
Junior subordinated debentures	23,475	23,700	23,925	24,150	24,375
Senior debt	10,000	10,000	—	—	—
Accrued interest payable and other liabilities	5,728	5,388	4,908	15,911	7,721
Total liabilities	922,897	916,064	906,849	912,444	871,659

Preferred stockholders’ equity	2,771	2,771	2,771	2,771	2,771
Common stockholders’ equity	37,297	35,622	32,734	29,962	40,850
Total stockholders’ equity	40,068	38,393	35,505	32,733	43,621
Total Liabilities and Stockholders’ Equity	$962,965	$954,457	$942,354	$945,177	$915,280

Ending shares outstanding	6,259,864	6,259,864	6,247,520	6,224,533	6,222,994
Book value per common share	$5.96	$5.69	$5.24	$4.81	$6.56
Tangible book value per common share	5.96	5.69	5.23	4.79	6.53

PORTER BANCORP, INC. Unaudited Financial Information (in thousands, except share and per share data)

	As of
	9/30/17	6/30/17	3/31/17	12/31/16	9/30/16
Asset Quality Data
Loan 90 days or more past due still on accrual	$—	$—	$—	$—	$—
Nonaccrual loans	5,769	6,509	8,102	9,216	10,099
Total non-performing loans	5,769	6,509	8,102	9,216	10,099
Real estate acquired through foreclosures	6,330	6,318	6,571	6,821	7,098
Other repossessed assets	—	—	—	—	—
Total non-performing assets	$12,099	$12,827	$14,673	$16,037	$17,197

Non-performing loans to total loans	0.85%	0.99%	1.22%	1.44%	1.62%
Non-performing assets to total assets	1.26	1.34	1.56	1.70	1.88
Allowance for loan losses to non-performing loans	155.61	136.50	110.66	97.30	93.96

Allowance for loans evaluated individually	$425	$254	$332	$399	$339
Loans evaluated individually for impairment	7,509	8,273	9,891	15,131	16,214
Allowance as % of loans evaluated individually	5.66%	3.07%	3.36%	2.64%	2.09%

Allowance for loans evaluated collectively	$8,552	$8,631	$8,634	$8,568	$9,150
Loans evaluated collectively for impairment	675,002	646,665	654,292	624,105	605,483
Allowance as % of loans evaluated collectively	1.27%	1.33%	1.32%	1.37%	1.51%

Allowance for loan losses to total loans	1.32%	1.36%	1.35%	1.40%	1.53%

Loans by Risk Category
Pass	$633,203	$610,356	$617,361	$586,430	$551,075
Watch	35,167	29,433	26,442	30,431	46,049
Special Mention	598	604	492	497	603
Substandard	13,543	14,545	19,888	21,878	23,970
Doubtful	—	—	—	—	—
Total	$682,511	$654,938	$664,183	$639,236	$621,697

Risk-based Capital Ratios - Company
Tier I leverage ratio	5.85%	5.65%	5.43%	5.27%	6.21%
Common equity Tier I risk-based capital ratio	5.49	5.58	5.29	5.20	6.37
Tier I risk-based capital ratio	7.31	7.46	7.09	6.99	8.48
Total risk-based capital ratio	10.05	10.44	10.15	10.21	11.57

Risk-based Capital Ratios – PBI Bank
Tier I leverage ratio	7.73%	7.54%	6.37%	6.24%	6.97%
Common equity Tier I risk-based capital ratio	9.66	9.97	8.33	8.28	9.53
Tier I risk-based capital ratio	9.66	9.97	8.33	8.28	9.53
Total risk-based capital ratio	11.10	11.50	9.89	9.88	11.18

FTE employees	217	221	230	238	233

Non-GAAP Financial Measures Reconciliation

Tangible book value per common share is a non-GAAP financial measure derived from GAAP-based amounts. We calculate tangible book value per common share by excluding the balance of intangible assets from common stockholders’ equity. We calculate tangible book value per common share by dividing tangible common equity by common shares outstanding, as compared to book value per common share, which we calculate by dividing common stockholders’ equity by common shares outstanding. We believe this is consistent with bank regulatory agency treatment, which excludes tangible assets from the calculation of risk-based capital.

The efficiency ratio is a non-GAAP measure of expense control relative to revenue from net interest income and fee income. We calculate the efficiency ratio by dividing total non-interest expenses as determined under GAAP by net interest income and total non-interest income, but excluding net gains on the sale of securities from the calculation. We believe this provides a reasonable measure of primary banking expenses relative to primary banking revenue.

	As of
	9/30/17	6/30/17	3/31/17	12/31/16	9/30/16
Tangible Book Value Per Share	(in thousands, except share and per share data)

Common stockholder’s equity	$37,297	$35,622	$32,734	$29,962	$40,850
Less: Intangible assets	—	—	42	140	239
Tangible common equity	37,297	35,622	32,692	29,822	40,611

Shares outstanding	6,259,864	6,259,864	6,247,520	6,224,533	6,222,994
Tangible book value per common share	$5.96	$5.69	$5.23	$4.79	$6.53
Book value per common share	5.96	5.69	5.24	4.81	6.56

	Three Months Ended			Nine Months Ended
	9/30/17	6/30/17	9/30/16	9/30/17	9/30/16
Efficiency Ratio	(in thousands)

Net interest income	$7,787	$7,588	$7,458	$23,116	$22,305
Non-interest income	1,182	1,107	1,105	3,357	3,648
Less: Net gain (loss) on securities	—	(5)	(16)	(5)	187
Revenue used for efficiency ratio	8,969	8,700	8,579	26,478	25,766
Non-interest expense	7,175	6,986	7,920	21,290	23,947

Efficiency ratio	80.00%	80.30%	92.32%	80.41%	92.94%

CONTACT:
Porter Bancorp, Inc.
John T. Taylor, 502-499-4800
Chief Executive Officer